EXHIBIT 99.1

For additional information: Terence R. Rogers, VP Finance and Treasurer 773.788.3720	N E W S R E L E A S E

RYERSON REPORTS FIRST QUARTER 2006 DILUTED EARNINGS PER SHARE OF $1.12

Includes $0.44 Per Share Gain on Sale of Assets

Chicago, Illinois – May 4, 2006 – Ryerson Inc. (NYSE: RYI) today reported results for the quarter ended March 31, 2006. Net income of $32.4 million, or $1.12 per diluted share, for the first quarter of 2006 compared with $35.4 million, or $1.37 per diluted share, for the first quarter of 2005, and $6.3 million, or $0.24 per diluted share, for the fourth quarter of 2005.

First quarter 2006 results included a gain on the sale of assets of $21.0 million, or $0.44 per diluted share, from the sale of the company’s U.S. oil and gas, tubular alloy, and bar alloy business. First quarter 2005 results included a restructuring charge of $2.4 million, or $0.06 per diluted share. Fourth quarter 2005 results included a restructuring charge of $0.7 million, or $0.02 per diluted share.

“We were pleasantly surprised with the strength of the market in the first quarter of 2006,” said Neil S. Novich, Chairman, President, and CEO of Ryerson. “With strong market conditions and mill price increases, we realized higher prices as the quarter progressed. However, our volume in the quarter was affected by the loss of two large accounts—one of which went mill direct while the other relocated operations offshore. We continued to make progress on the Integris integration, with annualized cost synergies by first quarter end 2006 exceeding half of our $50 million target, offset mainly by inflationary increases in certain operating expenses.”

First-Quarter Performance

First quarter 2006 sales of $1.4 billion decreased 6.0 percent from the first quarter of 2005 and increased 11.0 percent, sequentially, from the fourth quarter of 2005. For the first quarter of 2006, tons shipped declined 3.8 percent, while the average selling price was down 2.2 percent, year-over-year. Sequentially, tons shipped increased 4.6 percent and were down 1.9 percent on a per-day basis. The average selling price per ton increased 6.2 percent from the fourth quarter of 2005.

Gross profit per ton was $259 in the first quarter of 2006, compared to $276 in the first quarter of 2005 and $240 in the fourth quarter of 2005. Gross margins of 15.4 percent in the

EXHIBIT 99.1

first quarter of 2006 compared with 16.0 percent in the first quarter of 2005 and 15.1 percent in the fourth quarter of 2005.

Operating expenses per ton were $181 in the first quarter of 2006, compared with $192 in the first quarter of 2005 and $207 in the fourth quarter of 2005. Operating expenses in the first quarter of 2006 were reduced by $24 per ton, due to the gain on sale of assets. Excluding the gain, period expenses increased due to inflation in compensation and benefits; higher delivery expenses, largely from fuel costs; and a planned increase in SAP implementation costs.

Interest expense declined to $15.0 million in the first quarter of 2006, compared to $19.2 million in the year-ago period and $16.3 million in the fourth quarter of 2005.

Financial Condition

Ryerson ended the first quarter of 2006 with a debt-to-capital ratio of 59.3 percent, compared to 61.6 percent at year-end 2005. Availability under its credit facility was $614 million at the end of the first quarter of 2006, compared to $575 million at year-end 2005.

On March 13, 2006, Ryerson closed the sale of certain assets related to its U.S. oil and gas, tubular alloy, and bar alloy business. The sale yielded cash proceeds of approximately $50.2 million and a $4 million, 3-year note. A pretax gain of $21.0 million was recorded.

On March 13, 2006, approximately 540 union employees returned to work, ending a strike that began on March 6, 2006 at the company’s Chicago-area facilities. Representatives of the company and the union continue to negotiate a new contract.

Outlook

“While market conditions remain strong, we are experiencing some spot shortages as mill lead times extend and imports are becoming less available,” concluded Novich. “We continue to make progress rolling out SAP and realizing the synergies of the Integris acquisition.”

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Note: Ryerson will conduct a conference call to discuss first quarter 2006 results on Friday, May 5, 2006, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryerson.com.

Ryerson Inc. is North America’s leading distributor and processor of metals, with 2005 revenues of $5.8 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India. On January 1, 2006, the company changed its name from Ryerson Tull, Inc. to Ryerson Inc. and adopted the ticker symbol “RYI” for its common stock listed on the New York Stock Exchange.

EXHIBIT 99.1

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; ability to maintain or increase market share and gross profits; inventory management; the company’s ability to meet its payment obligations under its outstanding notes and other debt; potential dilutive effect of the company’s convertible notes on its earnings; required pension funding and other obligations; market competition; industry and customer consolidation; customer and supplier insolvencies; and labor relations.

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data—Unaudited

(Dollars and Shares in Millions except Per Share and Per Ton Data)

	First Quarter		Fourth Quarter 2005
	2006	2005
NET SALES	$1,447.8	$1,540.0	$1,303.8
Cost of materials sold	1,225.2	1,294.0	1,107.3

Gross profit	222.6	246.0	196.5
Warehousing, delivery, selling, general and administrative	176.2	168.4	169.0
Restructuring and plant closure costs	0.3	2.4	0.7
Gain on sale of assets	(21.0)	—	—

OPERATING PROFIT	67.1	75.2	26.8
Other revenue and expense, net	0.2	1.2	0.6
Interest and other expense on debt	(15.0)	(19.2)	(16.3)

INCOME BEFORE INCOME TAXES	52.3	57.2	11.1
Provision for income taxes	19.9	21.8	4.8

NET INCOME	32.4	35.4	6.3
Dividends on preferred stock	0.1	0.1	—

NET INCOME APPLICABLE TO COMMON STOCK	$32.3	$35.3	$6.3

INCOME PER SHARE OF COMMON STOCK
Basic	$1.26	$1.41	$0.25

Diluted	$1.12	$1.37	$0.24

Average shares of common stock—diluted	29.0	25.8	26.2
Supplemental Data :
Tons shipped (000)	858	892	820
Average selling price/ton	$1,688	$1,727	$1,590
Gross profit/ton	$259	$276	$240
Operating expenses/ton	181	192	207
Operating profit/ton	78	84	33
Depreciation expense	8.9	9.3	7.9

	3/31/2006	12/31/2005
Cash and cash equivalents	$25.3	$27.4
Accounts receivable	717.7	610.3
Inventory at LIFO value	829.4	834.3
Addback: LIFO reserve	292.3	272.7

Current value of inventory	1,121.7	1,107.0
Net property, plant and equipment	391.9	398.4
Net deferred tax asset	126.2	130.2
Total assets	2,235.7	2,151.0
Accounts payable	346.6	276.7
Long-term debt (including due within one year)	859.2	877.2
Stockholders' equity	588.6	547.8

	First Quarter 2006
Cash flow from operating activities	$(37.1)
Capital expenditures	(7.8)

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